UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 1, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders to be held on Tuesday, May 12, 2009, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team look forward to personally greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

This year we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. A Notice of Availability of Proxy Materials (the “Notice”) has been sent to you, containing information on how to access copies of the proxy materials and vote your shares. We believe this e-proxy process will expedite stockholders’ receipt of proxy materials, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

At the meeting, you will be asked to (i) elect three Class III Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2012; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009; (iii) consider a stockholder proposal, if properly presented at the Annual Meeting, to modify the Company’s Management Incentive Plan; and (iv) transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Your Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, your Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment and AGAINST the stockholder proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you or in the proxy materials. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 12, 2009

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 12, 2009, at 10:00 a.m. Eastern Time, for the following purposes:

1.    To elect three Class III Directors;

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009;

3.    To consider a stockholder proposal, if properly presented at the meeting, to modify the Company’s Management Incentive Plan; and

4.    To consider such other business as may properly come before the meeting or any adjournments thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 23, 2009, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 1, 2009

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 12, 2009, at 10:00 a.m. Eastern Time, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournment(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. For your convenience, we are pleased to offer a live webcast of our Annual Meeting which you can access by going to the Investor Relations section of our website, at www.orasure.com.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our Proxy Materials to each stockholder of record, we have elected to furnish Proxy Materials, including this Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2008 (“Annual Report”), to our stockholders by providing access to such documents on the Internet. On April 1, 2009, we mailed a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”), indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting. All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on a website referred to, and at the URL address included, in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders how to submit a Proxy through the Internet. If you would like to receive a paper copy or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Meeting Attendance

If you are a stockholder of record, meaning that you hold shares directly with the Company, and you plan to attend the Annual Meeting, please bring your Notice or Proxy Card. If you are a beneficial holder, meaning that your shares are held for you by a bank, broker or other intermediary, please bring a recent broker statement as proof of ownership of your shares as of the March 23, 2009 record date for the Annual Meeting. You will be required to present these materials as well as a valid photo identification in order to be admitted to the Annual Meeting. Company representatives will be at the entrance to the Annual Meeting and these representatives will have the authority to determine, on the Company’s behalf, whether these admission procedures have been followed and whether you will be granted admission to the Annual Meeting. Additional meeting procedures will be provided at the entrance to the Annual Meeting. Only the Company’s stockholders will be granted access to the Annual Meeting. Members of the media and of the general public will not be granted access.

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation. We have also engaged Morrow & Co. to provide proxy solicitation services at a fee estimated at $5,000.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a paper Proxy Card, as described below. Please check your Notice, Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Mail.    If you desire to vote by using a paper Proxy Card instead of by telephone or the Internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card to the Company, as described on the Proxy Card.

Voting by Phone or Internet.    Instead of voting by use of the paper Proxy Card, you may be able to vote by phone or the Internet. Whether you may do so will depend on how your shares are held.

If your shares are registered in your name with BNY Mellon Shareowner Services, our transfer agent, you may vote those shares by telephone by calling BNY Mellon Shareowner Services at 1-866-540-5760 (toll free in the United States or Canada only) or via the Internet at the following website: www.proxyvoting.com/osur. You may vote by telephone or the Internet provided you do so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 11, 2009. Additional instructions can be found on your Notice and the Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker, bank or other registered holder, you may be able to vote by phone or the Internet if the broker, bank or other record holder has procedures for telephone or Internet voting. If you desire to use either of these voting options, please follow the procedures provided to you by your broker, bank or other record holder.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies, that you must pay.

Submitting a Proxy by mail, the phone or the Internet will not affect your right to withdraw your Proxy and vote in person at the Annual Meeting, provided that you follow the admission procedures described above.

Voting Securities

On March 23, 2009, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 46,827,871 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There can be no broker non-votes for the matters described under Items 1 and 2 of this Proxy Statement, as a broker’s discretionary authority to vote on such matters is not limited. There can be broker non-votes for the matter described under Item 3 of this Proxy Statement.

Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent registered public accounting firm for 2009 and consideration of the stockholder proposal each require the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

Principal Stockholders

The following table sets forth information, as of March 23, 2009, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 23, 2009 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo & Company[3]	7,202,827	15.4%
420 Montgomery Street
San Francisco, CA 94104

BlackRock, Inc.[4]	3,544,442	7.6%
40 East 52nd Street
New York, NY 10022

First Manhattan Co.[5]	3,318,100	7.1%
437 Madison Avenue
New York, NY 10022

D.E. Shaw Valence[6]	3,115,527	6.7%
Portfolios, L.L.C.
120 W. 45th Street
Tower 45, 39th Floor
New York, NY 10036

Manning & Napier Advisors, Inc.[7]	2,655,536	5.7%
290 Woodcliff Drive
Fairport, NY 14450

Joseph L. Harrosh[8]	2,303,664	5.0%
P.O. Box 6009
Fremont, CA 94538

Douglas A. Michels	1,084,181	2.3%

Ronald H. Spair	763,314	1.6%

P. Michael Formica	513,408	1.1%

Roger L. Pringle[9]	337,177	*

Joseph E. Zack	337,039	*

Stephen R. Lee, Ph.D.	283,859	*

Douglas G. Watson	275,000	*

Jack E. Jerrett	267,651	*

Ronny B. Lancaster	167,765	*

Charles W. Patrick	100,000	*

Michael Celano	95,000	*

Jack Goldstein, Ph.D.	85,000	*

All directors and executive officers as a group (12 people)	4,185,202	8.9%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 23, 2009, as follows: Mr. Michels, 565,233 shares; Mr. Spair, 493,467 shares; Mr. Formica, 363,241 shares; Mr. Pringle, 275,552 shares; Mr. Zack, 293,469 shares; Dr. Lee, 146,291 shares; Mr. Watson, 240,000 shares; Mr. Jerrett, 205,125 shares; Mr. Lancaster, 130,000 shares; Mr. Patrick, 70,000 shares; Mr. Celano, 70,000 shares; Dr. Goldstein, 70,000 shares; and all directors and executive officers as a group, 2,762,423 shares. Also includes unvested restricted shares, as follows: Mr. Michels, 257,430 shares; Mr. Spair, 112,939 shares; Mr. Formica, 72,450 shares; Mr. Pringle, 15,000 shares; Dr. Lee, 61,033 shares; Mr. Watson, 25,000 shares; Mr. Jerrett, 28,299 shares; Mr. Lancaster, 15,000 shares; Mr. Patrick, 15,000 shares; Mr. Celano, 15,000 shares; Dr. Goldstein, 15,000 shares; and all directors and executive officers as a group, 674,186 shares.

(3)	Based on information contained in a Schedule 13G/A filed January 21, 2009 by Wells Fargo & Company (“Wells Fargo”), on behalf of certain of its subsidiaries. Wells Fargo has sole voting power with respect to 7,127,175 shares, sole dispositive power with respect to 7,185,657 shares and shared dispositive power with respect to 17,170 shares.

(4)	Based on information contained in a Schedule 13G/A filed February 10, 2009, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has shared voting and dispositive power with respect to the indicated shares.

(5)	Based on information contained in a Schedule 13G/A filed February 10, 2009 by First Manhattan Co. (“FMC”). FMC has sole voting and dispositive power with respect to the indicated shares.

(6)	Based on information contained in a Schedule 13G/A filed February 17, 2009 by D.E. Shaw Valence Portfolios, L.L.C. (“DESV”), D.E. Shaw & Co., L.P. (“DES”) and Dave E. Shaw (“Shaw”). DESV has shared voting and dispositive power with respect to 3,114,606 shares and DES and Shaw have shared voting and dispositive power with respect to all of the indicated shares.

(7)	Based on information contained in a Schedule 13G filed February 12, 2009 by Manning & Napier Advisors, Inc. (“MNA”). MNA has sole voting power with respect to 2,643,216 shares and sole dispositive power with respect to all of the indicated shares.

(8)	Based on information contained in a Schedule 13G filed March 4, 2009 by Joseph L. Harrosh. Mr. Harrosh has sole voting and dispositive power with respect to the indicated shares.

(9)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Director Independence

We have adopted Corporate Governance Guidelines which, among other things, require that a majority of the members of the Board meet the independence requirements of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”), on which our Common Stock is listed. A copy of our Corporate Governance Guidelines is available on our website at www.orasure.com.

Each year our Board conducts a review of Director independence. The most recent review occurred in February 2009, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Jack Goldstein, Ph.D., Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. In concluding that Mr. Celano is independent, the Board considered his past service with KPMG LLP, our current independent registered public accounting firm, and Arthur Andersen LLP, our independent public accountants prior to KPMG LLP, and his recent employment as Managing Director for Aon Risk Services (“Aon”). Aon or its affiliates provide insurance brokerage for us and executive compensation consulting services for our Compensation Committee.

Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent. Mr. Michels is not independent because he is employed as our President and Chief Executive Officer, and Mr. Spair is not independent because he is employed as our Chief Financial Officer and Chief Operating Officer. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Board Meetings

The Board held eight meetings and acted by written consent on five occasions during the year ended December 31, 2008. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Our 2008 Annual Meeting of Stockholders held on May 13, 2008 was attended by all members of the Board. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com.

Members of the Audit Committee are Michael Celano, Chairman, Jack Goldstein, Ph.D., Ronny B. Lancaster and Douglas G. Watson. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable NASDAQ rules. The Board has determined that Messrs. Celano and Watson are each an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. The Audit Committee met eight times during the year ended December 31, 2008.

Compensation Committee.    The primary responsibility of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to all types of compensation for our officers and non-employee Directors. Our overall compensation philosophy, as determined by the Compensation Committee and approved by the Board, is to (i) reward executive officers for the performance of the Company and achievement by the executives of financial and other individual performance objectives, (ii) align the interests of the executive officers with the interests of our stockholders, (iii) provide long-term incentives for the executive officers, and (iv) set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

On an annual basis, the Compensation Committee evaluates the performance of the Chief Executive Officer against previously established goals and objectives and reviews the performance evaluations and compensation recommendations for other executive officers provided by the Chief Executive Officer. Based on the foregoing, along with a review of compensation provided at comparable medical diagnostic and healthcare companies and the recommendations of a compensation consultant engaged by the Committee, the Compensation Committee determines cash and equity compensation for the Chief Executive Officer, other executive officers and the non-employee members of the Board. Compensation for the Chief Executive Officer is submitted for approval by a majority of independent Directors on the Board.

On an as-needed basis, the Compensation Committee retains independent compensation consultants to assist the Compensation Committee in evaluating and structuring our executive compensation programs and making compensation decisions. In establishing executive compensation for 2008, Radford Surveys & Consulting (“Radford”) was engaged for this purpose. Radford is a business unit of Aon, which provides insurance brokerage services for the Company. One of our Directors was previously employed by an affiliate of Radford. The Committee intends to engage a consultant to assist in the evaluation of executive compensation during 2009. A further discussion of the role of the Compensation Committee, our processes and procedures for determining executive officer and non-employee Director compensation, and the services provided by compensation consultants are set forth in the Section entitled, “Compensation Discussion and Analysis,” in this Proxy Statement.

The Committee is authorized to delegate any of its responsibilities to subcommittees or individuals, as the Committee deems appropriate. To date, the Committee has not exercised this right.

The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Compensation Committee are Roger L. Pringle, Chairman, Jack Goldstein, Ph.D., Charles W. Patrick and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in applicable NASDAQ rules. The Compensation Committee met five times and acted by written consent on three occasions during the year ended December 31, 2008.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates pursuant to a written charter. Copies of the Committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.orasure.com.

Members of the Nominating and Corporate Governance Committee are Ronny B. Lancaster, Chairman, Michael Celano, Charles W. Patrick, and Roger L. Pringle. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in applicable NASDAQ rules. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2008.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes its recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors,” in this Proxy Statement.

In evaluating new candidates for Board nomination, the Nominating and Corporate Governance Committee considers one or more of the following factors, as well as any other factors determined to be relevant by the Committee based on the needs of the Board and Company: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, technical background and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Committee operates pursuant to a Charter that was last amended and restated by the Board on August 14, 2007.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2009. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Michael Celano, Chairman

Jack Goldstein, Ph.D.

Ronny B. Lancaster

Douglas G. Watson

March 3, 2009

Executive Officers

The table below provides information about the executive officers of the Company as of March 23, 2009. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	52	President and Chief Executive Officer
Ronald H. Spair	53	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	49	Executive Vice President and Chief Science Officer
P. Michael Formica	58	Executive Vice President, Operations and General Manager, Cryosurgery
Jack E. Jerrett	50	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	45	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics from January 2004 to June 2004, President of Ortho-Clinical Diagnostics International from January 2002 to December 2003, and President of Johnson & Johnson Healthcare Systems, Inc. from January 2000 to December 2001. Earlier in his career, Mr. Michels held various positions of increasing responsibility within the Johnson & Johnson family of companies, including Vice President, Sales & Marketing, Vice President/General Manager – Immunocytometry Business, Executive Director Sales & Marketing, Director of Marketing, Director of Sales, and Regional Sales Manager for Ortho Diagnostic Systems, Inc. Prior to joining Johnson & Johnson, Mr. Michels worked for the Diagnostics Division of Abbott Laboratories in various sales and product management positions. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, from August 1999 to January 2001. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Stephen R. Lee, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2005. Prior to that time, Dr. Lee worked at Ortho-Clinical Diagnostics, a Johnson & Johnson company, since 1990, serving as Vice President, Assay Research & Development from 2002 to 2005, Executive Director, Worldwide Immunodiagnostic Product Development from 2000 to 2002, and Director, Infectious Disease Assay Development from 1996 to 2000. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. In 1997, Dr. Lee was awarded the Johnson Medal, Johnson & Johnson’s highest award for Research and Development. Prior to joining Ortho, Dr. Lee worked as a scientist for both Wampole Labs and Immunicon Corporation. Dr. Lee received a BSc. in Biochemistry from Sheffield University (U.K.) in 1981 and a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985.

P. Michael Formica has been the Company’s Executive Vice President, Operations since November 2002 and General Manager, Cryosurgery since August 2008. He served as Senior Vice President, Operations for the Company and its predecessor, STC Technologies, Inc., since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Lüebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation, since July 1998. Prior to that time, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc., and Vice President and Principal Accounting Officer of Wedco Technology, Inc. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2008, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons, with the exception of two of our Directors, complied with all applicable filing requirements with respect to the year 2008. A Form 4 disclosing the annual grant of stock options in 2008 was filed one day late for Roger L. Pringle because of a change in his SEC EDGAR filing code that was not initially communicated to the Company. A Form 4 was filed several days late with respect to three purchases of shares of Common Stock for Ronny B. Lancaster because Mr. Lancaster failed to cancel a buy order with his broker and shares were inadvertently purchased.

ITEM 1.	Election of Directors

At the Annual Meeting, you will be asked to vote on the election of three Class III Directors. A majority of the independent members of the Board have nominated Michael Celano, Douglas A. Michels and Charles W. Patrick for election as Class III Directors, for terms expiring at the Annual Meeting of Stockholders in 2012.

The nominees for election as Directors are presently members of our Board. Mr. Celano joined the Board in 2006, is currently Chairman of the Audit Committee and serves on the Nominating and Corporate Governance Committee. Mr. Michels joined the Board in 2004 and is the Company’s President and Chief Executive Officer. Mr. Patrick joined the Board in 2006 and serves on the Compensation Committee and the Nominating and Corporate Governance Committees.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the three nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms of Office Expire in 2010):
Jack Goldstein, Ph.D.	Former President and Chief Operating Officer of Chiron Corporation	61	2006
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	64	2002

Class II (Directors Whose Terms of Office Expire in 2011):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	57	2003
Roger L. Pringle	President of The Pringle Company	68	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	53	2006

Class III (Nominees for Terms Expiring in 2012):
Michael Celano	Chief Financial Officer of Kensey Nash Corporation	50	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	52	2004
Charles W. Patrick	Principal, Patrick Consulting	54	2006

Jack Goldstein, Ph.D., became a member of the Board in May 2006. Dr. Goldstein worked for Chiron Corporation, one of the foremost global biopharmaceutical companies, first as President of the Chiron Blood Testing Division from 2002 until November 2004 and subsequently as President and Chief Operating Officer of the company until its merger with Novartis A.G. in April 2006. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies. From 1997 to 2001, Dr. Goldstein was President and CEO of Applied Imaging Corporation, a leading supplier of instrument systems for prenatal and cancer genetics. From 1999 until 2002, Dr. Goldstein also served as Chairman of the Board of Applied Imaging. From 1986 to 1997, Dr. Goldstein worked for Johnson & Johnson in various executive management positions, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters. Dr. Goldstein holds a B.A. degree in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University. In addition, Dr. Goldstein serves on the Board of Illumina Inc.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of BioMimetic Therapeutics, Inc., Dendreon Corporation, Genta Inc. and Javelin Pharmaceuticals Inc.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. From 2003 until September 2005, Mr. Lancaster served in various capacities at the Morehouse School of Medicine in Atlanta, including as Chief Operating Officer. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services (“HHS”). Prior to serving at HHS, Mr. Lancaster was General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is also admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster currently serves on the Board of Immucor, Inc. and on the Medical Advisory Board of Henry Schein, Inc.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since 1990. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the boards of directors of Northwest Bank, North Pacific Group and Prolifiq Software, Inc. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Chief Financial Officer of Kensey Nash Corporation, a biomaterials company, since March 2009 and as Managing Director of Aon Risk Services from August 2007 to December 2008. From September 2004 to May 2007, Mr. Celano served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, from June 2002 to August 2004, and was co-leader of its National Life Science Practice. Prior to joining KPMG, Mr. Celano was co-leader of the Life Science Practice for Arthur Andersen. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. Mr. Patrick is also the President and Co-owner of ADS Golf, Inc. During the period September 2000 through April 2001, he served as the President and Chief Executive Officer of Call Nexus, Inc., a provider of virtual call center services. From 1990 to 2000, Mr. Patrick served as Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, and had primary responsibility for developing and achieving Biosite’s strategic sales and marketing objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the Board of diaDexus, Inc.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in compensation for 2008 provided to the Company’s Chief Executive Officer (“CEO”) and the other named executive officers (collectively, the “NEOs”), as presented in tables which follow this CD&A.

Compensation Philosophy.    The objectives of our compensation programs for executive officers are to:

•	reward executive officers for the performance of the Company and achievement by such officers of other individual performance objectives;

•	align the interests of the executive officers with the interests of our stockholders;

•	provide long-term incentives for the executive officers; and

•	set compensation at sufficiently competitive levels to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation for executive officers is established by the Compensation Committee of our Board (the “Committee”) in accordance with the above objectives. In setting executive compensation, the Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the Company’s industry position, general industry data and recommendations of third party compensation consultants engaged by the Committee. In determining whether to retain a compensation consultant, the Committee has sole authority to decide whether to hire or fire any such consultant and to control the nature and scope of the engagement.

The Committee seeks to set aggregate compensation levels for executives near the median or fiftieth (50th) percentile of amounts paid by comparable medical diagnostic and healthcare companies for performance consistent with the Company’s target financial and strategic business plans for the applicable year. The fiftieth (50th) percentile is not an absolute target and the aggregate compensation and the value of specific compensation components for individual executives may fall below or exceed that target depending on individual performance and contribution by the executive. Aggregate compensation includes the total value of the base salary, incentive cash bonus and equity awards provided to each executive officer. As a general matter, the compensation provided to our CEO and to all but one of the other NEOs for 2008 is at or below the fiftieth (50th) percentile for their respective positions.

In determining annual compensation, the Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each executive’s current compensation, including salary, incentive cash bonus, equity awards, potential change of control payments and other benefits deemed relevant by the Committee. These tally sheets allow the Committee and management to review how a change in the amount of each compensation component affects each executive’s total compensation and to review each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Committee establishes aggregate compensation for our executives which it believes to be reasonable. The Committee reviews all components of compensation provided to the CEO and other NEOs.

The Committee also considers the Company’s financial condition and economic circumstances when establishing executive compensation. During 2008, our financial performance did not meet our initial projections. Because of this, the Committee determined that no salary increases should be awarded in 2009 to the CEO and other NEOs. In addition, the pool for incentive cash bonuses and individual bonus payments approved by the Committee in January 2009 for executive performance during 2008 were substantially reduced as compared to the prior year pool funding and bonus payments because of the Company’s lower than expected financial performance. Finally, in establishing the management stock award guidelines for 2009, the Committee decided to maintain the same ranges of shares for potential stock option and restricted share grants as used for the 2008 guidelines. At the current stock price, the Committee would have had to substantially increase the range of potential equity grants in order to provide for a consistent value transfer to executives receiving awards. However, by opting not to change the equity ranges, executives receiving awards in early 2010 for performance during 2009 will likely receive a much lower value transfer than in past years. The Committee believes the foregoing actions were appropriate given the current difficult economic environment and the Company’s recent financial performance.

Compensation Components.    Our executive compensation program consists of the components set forth below.

1. Base Salary.    The Committee believes that competitive salaries must be paid in order to attract, retain and motivate high quality executives. Each year, the Committee evaluates and determines the annual base salaries for all executives. Annual salary adjustments for executive officers are initially proposed by the CEO to the Committee. In determining salaries, the Committee considers performance evaluations of the CEO prepared by non-employee Directors on the Board and performance evaluations prepared by the CEO for all other executives. The Committee also considers salary levels paid at other medical diagnostic and healthcare companies and any recommendations that may be made by any compensation consultant engaged to assist the Committee. The Committee has retained independent compensation consultants to review our executive compensation practices and to assist the Committee in establishing competitive compensation levels for our executives.

Periodically, the Committee may approve salary adjustments for executives to reflect promotions or changes in responsibilities, or to bring the salary of a particular executive more in line with the salaries offered at other medical diagnostics and healthcare companies. When such salary adjustments are made with respect to an executive, the Committee evaluates the proposed new salary in light of the total cash and non-cash compensation paid to the executive and whether reasonable pay equity will be maintained in light of that executive’s position, responsibilities, experience and contributions.

2. Incentive Cash Bonuses.    Annual cash bonuses are included as part of executive compensation because the Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company as well as the individual contribution of the executive. On an annual basis, the Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of certain specific financial and strategic objectives determined by the Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of short-term targets that represent improvement in financial performance compared to the prior year. The strategic objectives represent milestones that the Committee and Board believe are critical to achieving long-term growth and profitability. Because we are a small cap company that needs to make substantial investment in our product and clinical development activities, the Committee and Board believe it is important to tie incentive cash payments not only to the attainment of short-term financial targets, but also to the achievement of strategic objectives that will benefit the Company and its stockholders over the long term. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial or operating plan for the year. Except in special circumstances, the Threshold levels represent a minimum level of performance for which the Committee is willing to approve incentive cash bonuses. The Maximum levels reflect an outstanding level of performance for which the Committee is willing to reward executives with bonuses substantially above the Target level payout. With respect to the strategic objectives, Threshold and Target performance levels are established to be consistent with the Company’s long-term strategic goals for our business. Whether a Maximum performance level is achieved for a strategic objective is generally left to the discretion of the Committee.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, there would be no funding for that particular item unless the Committee or Board determines, in their discretion, that some funding is warranted.

The amount of the cash bonus pool is determined by the Committee and recommended for Board approval. The Board may approve a pool greater than that recommended by the Committee if it determines that the Company has achieved a breakthrough performance by substantially exceeding the Maximum performance level. The Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers of the Company and employees at the level of director. The number of individuals who participate in the Incentive Plan typically ranges from 20 to 30 people.

Individual payments from the bonus pool to executives depend on the size of the bonus pool, the executive’s achievement of individual performance objectives and the number of individuals participating in the plan at the time bonuses are awarded. Performance objectives for executive officers are approved annually by the Committee and relate specifically to both the Company’s overall financial performance and the functional areas for which each executive officer is responsible. Bonuses are paid, based on an assessment of each officer’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s base salary.

Individual performance criteria for executives are generally derived from the Company’s financial and strategic objectives which include financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters, legal matters and/or other objectives approved by the Board. These objectives are established on an annual basis. Awards reflect a weighted average measurement of each executive’s achievement of his or her individual performance objectives. The weighting given to a particular objective reflects the overall importance of the objective in light of the Company’s strategic goals and the executive’s functional responsibilities.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

Executive officers must be employed at the end of the applicable calendar year and at the time that the bonus award is paid in order to participate in the Incentive Plan. The Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance against his individual performance objectives. The CEO recommends individual awards for the other executive officers for approval by the Committee based on an assessment of each officer’s performance against his or her applicable performance objectives. The Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

3. Equity Awards.    The Committee believes that an additional way to promote the long-term growth of the Company is by compensating executives with equity in the Company in order to more closely align their interests with those of our stockholders. As a result, the Committee administers the OraSure Technologies, Inc. 2000 Stock Award Plan (the “Stock Plan”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

The Committee, with the approval of the Board, adopts from time to time Stock Award Guidelines for the Company’s management (the “Stock Award Guidelines”). The purpose of the Stock Award Guidelines is to provide a framework for determining annual equity awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year and to align the value of the awards for executives with long-term incentive awards for comparable positions at other medical diagnostics and healthcare companies. An executive must be rated as “Meets Expectations” or better in order to receive an equity award, unless the Committee or Board otherwise determines in its discretion that an equity award is appropriate in view of the executive’s specific contributions, the Company’s overall performance, market conditions or other factors.

The Stock Award Guidelines provide for the grant of a mix of restricted stock and stock options to the Company’s senior management, based on an individual’s performance evaluation for a particular year. The entire amount of each grant is dependent on the Committee’s assessment of the recipient’s performance. The Committee has decided that awards should consist of a mix of stock options and restricted stock rather than solely of stock options because such a mix would have greater value as a long-term incentive and retention mechanism. Awards made during 2008 consisted of 60% restricted stock and 40% stock options, based on the market value of potential awards.

Annual stock option awards have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the

Common Stock as reported by NASDAQ for that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Committee believes the terms of its equity awards to executives are competitive with the terms of equity awards offered at other medical diagnostics and healthcare companies.

Equity awards are generally made by the Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the Stock Award Guidelines, all equity awards are made at the discretion of the Committee or Board.

4. Retirement Programs.    We do not maintain any retirement programs other than a 401(k) profit sharing plan (the “401(k) Plan”). All of our employees, including executive officers, are eligible to participate in the 401(k) Plan. We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination.

5. Perquisites and Other Compensation.    As a general matter, the Committee does not believe that executive officers should be treated differently than other employees, except that such officers should receive base salaries and have competitive bonus and equity award opportunities commensurate with their higher level of responsibility, and that certain officers should receive employment agreements as described below. Our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive perquisites. There are no outstanding loans of any kind to any executive officer.

6. Potential Payments Upon Termination or Change in Control Pursuant to Employment Agreements.    The Company has entered into employment agreements with each of our NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Committee believes that these agreements are generally consistent with industry practice at other medical diagnostic and healthcare companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executive in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.    In approving the amount and form of compensation for the NEOs, the Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers unless compensation is performance-based. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Non-Employee Director Compensation.    At the Board’s request and direction, the Committee reviews and recommends for Board approval an appropriate amount of compensation for non-employee members of the Board. These non-employee Directors receive annual fees and equity grants in consideration for their service on the Board. For a further discussion of non-employee Director compensation, see the Section entitled, “Compensation of Directors,” in this Proxy Statement.

2008 Annual Base Salaries.    Annual base salaries paid in 2008 to our NEOs were established by the Committee at the beginning of 2008 based on the Company’s financial performance during 2007, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2007, and a review of competitive compensation data and recommendations provided by Radford Surveys & Consulting (“Radford”), an independent compensation consultant.

Radford collected and analyzed compensation data from a peer group consisting of the following 22 medical diagnostics and healthcare companies, which were determined to be comparable to the Company based on total revenues, number of employees and market value: Abaxis, Inc., Akom, Inc., Angiodynamics, Inc., Cepheid, Inc., Cholestech Corp., Digene Corp., Enzo Biochem, Inc., Harvard Bioscience, Inc., Home Diagnostics, Immucor, Inc., IRIS International, Inc., LifeCell Corp., Luminex Corp., Meridian Bioscience, Inc., Monogram Biosciences, Inc., Myriad Genetics, Inc., Neogen Corp., Quidel Corp., Savient Pharmaceuticals, Inc., Third Wave Technologies, Inc., Trinity Biotech, and Ventana Medical Systems, Inc. This peer information was supplemented with Radford Life Sciences Executive Survey data containing compensation information for biotechnology companies having 150 to 500 employees and annual revenues ranging from $40 million to $199 million.

Based on its discussions with Radford and Company management, the Committee targeted an aggregate annual base salary increase budget of approximately 4.1% with an additional 1.0% for market-based adjustments. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries toward the fiftieth (50th) percentile or maintain them at approximately that level, the Committee approved the following guidelines for determining annual base salary increases:

Performance Rating	Low	Mid	High
Meets Expectations	3.00%	3.50%	4.00%
Exceeds Expectations	4.00%	4.50%	5.00%
Outstanding	5.00%	6.00%	7.00%

Executives with base salaries at or above the seventy-fifth (75th) percentile of the market data for their position received a salary increase under the “Low” column based on their individual performance during 2007. Officers with base salaries at or near the fiftieth (50th) percentile level were granted increases under the “Mid” column, and officers below or near the twenty-fifth (25th) percentile received salary increases under the “High” column, in each case based on their individual performance evaluations for 2007. Any officers rated below “Meets Expectations” did not receive a salary increase.

In establishing the annual base salaries paid to the NEOs in 2008, the Committee focused on the Company’s strong financial performance for 2007 as well as the many other positive accomplishments achieved by the Company in 2007. The Company reported revenues of $82.7 million for 2007 compared to a target of $79.8 million. This represented a 21% increase over revenues reported for 2006. In addition, the Company generated cash flow from operations of $11.6 million during 2007 compared to a target of $8.4 million. The Committee’s decision was also strongly influenced by the following positive accomplishments during 2007:

•

Successful development of an OraQuick® rapid Hepatitis C (“HCV”) test with performance equal to or better than HCV immunoassays currently on the market and significant work preparing for clinical trials of this product;

•

Substantial progress in completing the packaging and a customer reference and referral system for an OraQuick® HIV test for home or over-the-counter (“OTC”) use, completion of operational and label comprehension studies, and preparation for the start of both observed and unobserved user studies for this product;

•	Substantial progress towards extending the shelf life of our OraQuick ADVANCE® HIV-1/2 Test;

•	Completion of clinical studies required for a 510(k) submission for a line extension of our OTC cryosurgical product;

•	Successful resolution and settlement of our patent infringement litigation against Schering-Plough;

•	Resolution of our contract dispute with Prestige Brands;

•	Receipt of a CE mark for our OraQuick ADVANCE® HIV-1/2 Test and initiation of sales of this product in Europe;

•

Substantial progress on the collaborative development of fully-automated homogeneous oral fluid drugs-of-abuse assays with Roche Diagnostics, which will be used with our Intercept® oral fluid collection device;

•	Substantial growth in our international businesses, including $4.4 million in revenues generated from sales of our OTC cryosurgical wart removal product in Mexico; and

•

Strengthening of our management team through successful recruitment of a Vice President, Consumer Marketing, and Vice President, Government and External Affairs, as well as several other mid-level managers.

In light of the foregoing, the Committee concluded that Mr. Michels earned a performance rating for 2007 of “Exceeds Expectations.” As a result, and since Mr. Michels’ compensation was then below the fiftieth (50th) percentile, the Committee increased Mr. Michels’ annual base salary from $448,800 to $475,500 for 2008, which included an approximate 4.5% merit increase and an additional $6,500 market adjustment to bring Mr. Michels’ salary closer to the fiftieth (50th) percentile. Mr. Michels’ new salary was also approved by the Board.

Mr. Spair’s annual base salary was increased from $364,000 to $380,500 for 2008, representing an approximate 4.5% increase. Mr. Spair’s performance was rated “Exceeds Expectations” by the Committee for performance during 2007, and this increase reflected the fact that his salary was below the fiftieth (50th) percentile. In evaluating Mr. Spair’s performance, the Committee considered the Company’s strong financial performance and progress in achieving its strategic objectives during 2007, Mr. Spair’s expanded responsibilities for the overall supervision of Sales and Marketing and Operations, and his continued work in improving investor relations, management of the financial planning, reporting and accounting functions, assistance in evaluating potential strategic transactions, leadership in the implementation of the Company’s enterprise resource planning system and supervision of Sarbanes-Oxley compliance.

Dr. Lee’s annual base salary was increased from $313,500 to $336,500 for 2008, representing a 4.5% merit increase and an additional $8,960 market adjustment. Dr. Lee was rated as “Exceeds Expectations” for performance during 2007, and his increase reflected the fact that his salary was below the fiftieth (50 th) percentile. In evaluating Dr. Lee’s performance, the Committee also considered his efforts to extend the shelf life of our OraQuick ADVANCE® HIV-1/2 test, his assistance in obtaining a CE mark for OraQuick ADVANCE®, his support of clinical development of an OraQuick® HIV OTC test, his leadership in the development of a new OraQuick® HCV test and fully-automated homogeneous high throughput oral fluid drugs of abuse assays, and his reorganization and restructuring of our research and development department and product development process.

Mr. Formica’s annual base salary was increased from $268,100 to $277,500 for 2008, representing a 3.5% increase. Mr. Formica was rated as “Meets Expectations” for performance during 2007, and his increase reflected the fact that his salary was near the seventy-fifth (75th) percentile. In evaluating Mr. Formica’s performance, the Committee also considered his contributions in reducing the costs to produce our products, his efforts to automate and improve our manufacturing processes, and his support of a number of key regulatory and quality initiatives.

In August 2008, Mr. Formica was appointed as General Manager, Cryosurgery, with responsibility for the Company’s cryosurgical business on a worldwide basis. Mr. Formica assumed this position while retaining his responsibilities as Executive Vice President, Operations. As a result of this expansion of his duties, the Committee increased Mr. Formica’s annual base salary from $277,500 to $315,000.

Mr. Zack’s annual base salary was increased from $252,000 to $261,000 for 2008, representing a 3.6% increase. Mr. Zack was rated as “Meets Expectations” for performance during 2007. In evaluating Mr. Zack’s performance, the Committee considered his efforts to expand the Company’s domestic sales, especially of OraQuick ADVANCE® in the public health and hospital markets, his progress in growing international sales, his successful recruitment of new sales and marketing executives and his leadership of various other sales and marketing initiatives. On August 29, 2008, Mr. Zack retired from the Company, but agreed to provide consulting services to the Company for twelve months following termination of his employment at compensation equal to his then current annual base salary.

Finally, Mr. Jerrett’s annual base salary was increased from $251,500 to $260,000 for 2008, representing a 3.4% increase. Mr. Jerrett was rated as “Meets Expectations” for performance during 2007. In evaluating Mr. Jerrett’s performance, the Committee considered his handling of commercial matters across all of the Company’s business lines, his leadership in preparing SEC filings and public disclosures, his ongoing advice and counsel to the Board and senior management, his responsibilities for corporate governance and compliance matters, his work in maintaining and defending the Company’s patent estate, and his handling of litigation and various disputes involving the Company.

2008 Incentive Cash Bonuses.    In February 2009, the Committee approved incentive cash bonuses to the executive officers under the 2008 Management Incentive Plan (the “2008 Incentive Plan”). These bonuses were awarded for performance during 2008.

Under the 2008 Incentive Plan, the Committee had previously established Threshold, Target and Maximum performance levels for financial objectives and Threshold and Target performance levels for several strategic objectives to be used to fund the bonus pool.

The financial objectives consisted of performance levels for total revenues and operating income for 2008. The Target performance levels reflected the revenue and operating income objectives contained in our 2008 budget or operating plan. The operating income performance levels also reflected the significant investment we expected to make in our product and clinical development programs during 2008.

The strategic objectives for 2008 consisted of the following: (1) substantial progress towards commercializing our OraQuick® HCV test; (2) continued efforts to complete clinical development and obtain FDA approval of an OraQuick® HIV OTC test, (3) extend the OraQuick® HIV test shelf life in the U.S. and other markets; (4) demonstrate progress in developing an enhanced or second generation rapid HIV test; and (5) bring at least one strategic transaction to the Board for consideration.

The revenue objectives, the operating income objectives, and the strategic objectives as a group, were each weighted at 30%, 30% and 40%, respectively, in determining the level of bonus pool funding. The individual strategic objectives were separately weighted to reflect their strategic importance to the Company, by assigning potential points achievable at the Threshhold, Target and Maximum performance levels. The following sets forth the potential bonus pool funding at each performance level:

	Threshold	Target	Maximum
Revenues	$83.0 million	$95.0 million	$100.0 million
Operating Income (Loss)	$(6.0) million	$0	$2.5 million
Strategic Objectives (Points)	40	60	100
Pool Funding	$850,000	$1.7 million	$2.55 million

If the Company were to achieve the Target performance levels for all objectives, then the bonus pool would be funded at approximately $1.7 million, which equals 100% of the aggregate target bonus amounts for the Company’s senior management. If the Company were to achieve only the Threshold levels, then the bonus pool would be funded at approximately $850,000 or 50% of the aggregate target bonus, and if the Company were to achieve the Maximum objectives, then the bonus pool would be funded at approximately $2.55 million or 150% of the aggregate target bonuses.

During 2008, the Company achieved revenues of $71.1 million and an operating loss of $16.3 million, which were below the Threshhold performance levels for these financial objectives. As a result, there was no bonus pool funding approved for either objective.

With respect to the strategic objectives, the Committee determined that management achieved the Maximum performance level for one initiative, the Target performance level for another initiative, the Threshhold performance levels for two initiatives and did not achieve one initiative. As a result, the Committee concluded that a total of 51 points out of a maximum of 100 available points should be awarded, resulting in a prorated funding for the strategic objectives as a group of $527,000.

Based on the foregoing, the total bonus pool funding determined by the Committee for 2008 performance was $527,000, or approximately 31% of the potential amount of funding that would have been provided if all of the financial and strategic objectives had been met at the Target performance levels. This amount was also approved by the full Board. The bonus pool was available to pay bonuses to the Company’s five NEOs and twenty other members of our management team.

The specific target percentages for individual bonus payments under the 2008 Incentive Plan are shown below and were set by the Committee (with Board approval) in February 2008 at levels that the Committee believed were competitive with incentive cash bonus opportunities available at comparable medical diagnostic and healthcare companies for each executive position.

Title	Target Payouts
Chief Executive Officer	60%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In February 2009, the Committee approved the payout of individual bonus awards to executive officers from the bonus pool for 2008, based on the target bonus amounts described above and an assessment of each officer’s performance during 2008 against pre-established performance objectives. The Company’s Target financial and strategic objectives were also included as part of each executive officer’s individual performance objectives for 2008 and were weighted at 50% for Mr. Michels and Mr. Spair, 40% for Messrs. Formica and Zack, and 30% for Dr. Lee and Mr. Jerrett.

In evaluating Mr. Michels, the Committee first considered the Company’s lower than expected financial performance during 2008, the reasons for this performance and responsive actions taken by management. The Committee noted that the Company’s financial performance was driven primarily by lower than expected revenues in the following business areas:

•

Cryosurgical Products. Approximately $2.8 million in anticipated revenues were not achieved when our Latin American distributor, Genomma Labs, unexpectedly reduced purchases of the Company’s OTC cryosurgical product in early 2008, as a result of increased product returns from Mexican retailers who had overstocked during the winter months. Sales were approximately $2.5 million lower as a result of unexpectedly slower sales to the Company’s European distributor, SSL International. Despite continued strong sales in the United Kingdom, SSL was not as successful in expanding distribution in other European countries, primarily France, Germany and Italy, in large part due to stronger competition from other OTC products. An additional $2.5 million in Histofreezer® sales were lost primarily as a result of diversion of lower-priced Histofreezer® product by several international distributors into the U.S. professional market.

•

Infectious Disease Testing. Although direct sales of the OraQuick ADVANCE® HIV-1/2 test in the U.S. public health market grew in 2008 compared to 2007, the amount of growth was approximately $5.7 million lower than originally anticipated. Despite the additional $35 million in CDC funding for routine HIV screening in healthcare settings and the CDC’s stated objective of testing an additional one million individuals, jurisdictions receiving this funding used less of it to purchase rapid HIV tests and/or deferred testing, which impacted growth of OraQuick ADVANCE® sales during 2008. Approximately $1.3 million of international OraQuick® sales were also not realized due to an unexpected change in funding sources by a significant African governmental customer, Madagascar, in early 2008, which eliminated the ability of this customer to purchase our oral fluid OraQuick® test as originally expected. Finally, sales of our OraQuick ADVANCE® HIV-1/2 test to Abbott Laboratories were approximately $3.7 million lower than anticipated, primarily because of the decision to terminate our exclusive distribution agreement, which was not made until the latter part of 2008; and

•

DOA Testing. Sales of our Intercept® product line in the U.S. workplace testing market were approximately $3.0 million lower than expected, largely due to the worsening economic and employment climate throughout 2008.

Although disappointed with the Company’s 2008 financial performance, the Committee concluded that the primary reasons for lower than expected revenues were neither easily foreseeable at the beginning of the year nor entirely preventable by management. The Committee also noted that Mr. Michels and his management team responded quickly and aggressively to address each of these circumstances as they arose. During the summer of 2008, the Sales and Marketing Department was substantially reorganized and several key managers were replaced, with Mr. Michels assuming direct day-to-day responsibility for this department. A new Vice President, International Sales was hired along with several international sales directors, thereby providing additional resources and focus in the international markets. New marketing directors were also hired to strengthen sales of OraQuick® and other products. Since the reorganization, enhanced processes and procedures for forecasting sales, generating new customers and managing accounts across all product lines have been implemented. Another significant change was the assignment of worldwide responsibility for the Company’s cryosurgical business to Mr. Formica in order to increase attention and focus on this important area. Since assuming this position, Mr. Formica has aggressively addressed the diversion issue mentioned above and implemented changes to improve distributor performance and find new distribution channels, in both the professional and OTC markets. Finally, the Committee noted that termination of the Abbott agreement and transition to a direct sales model for OraQuick ADVANCE® in the U.S. hospital market were implemented in a very efficient manner, with minimal business disruption. The Committee concluded that these actions were appropriate and timely responses by Mr. Michels and his team to the challenges faced during 2008 and have positioned the Company to respond more effectively to unanticipated events in the future.

In addition to the foregoing, the Committee’s decision was significantly influenced by the many positive accomplishments achieved by management during 2008, including the following:

•	Completed clinical testing and submitted a premarket approval (“PMA”) application for an OraQuick® rapid HCV test, which is now under review by the FDA;

•

Obtained FDA approval of the OraQuick® product and process enhancements and a twelve-month shelf life, making this important test even more attractive to customers in both domestic and international markets;

•	Successfully completed the observed user study for an OraQuick® HIV OTC test at the first interim look of the trial (i.e., 1,000 patents) and submitted the resulting data to the FDA;

•

Signed a final development agreement with Roche Diagnostics, completed development for the NIDA-5 panel of high throughput fully automated oral fluid drugs-of-abuse assays and began the transfer of these new products to manufacturing;

•	Successfully developed a prototype of an enhanced or second generation rapid HIV test with improved sensitivity and specificity;

•

Successfully transitioned the Abbott Laboratories hospital business for OraQuick ADVANCE® and began servicing all major group purchasing organizations that accounted for 80% of Abbott’s 2008 sales, with over 1,500 hospitals now under contract;

•

Successfully acquired and deployed the resources required for a direct sales model for OraQuick ADVANCE® in hospitals, including a substantially larger hospital sales force, expanded capabilities for contracting, customer care, telephone sales, warehousing and logistics, credit, collections and accounts receivable, and new capabilities for EDI, internet and fax product ordering and fulfillment;

•	Increased direct OraQuick ADVANCE® sales in the U.S. public health market by 28%, U.S. physician offices sales by 30% and Latin American sales by 760%, despite worsening global economic conditions;

•	Generated over $7.0 million during 2008 from the Schering-Plough settlement and license agreement;

•	Successfully negotiated and executed a second collaboration agreement with Schering-Plough for the clinical development and promotion of an OraQuick® rapid HCV test outside the United States;

•	Effectively developed the new national Freeze’n Clear Skin Clinic™ brand for the initial launch of the Company’s OTC cryosurgical product in the U.S. in early 2009;

•

Maintained a greater than 70% institutional investor base and continued support by the Company’s largest stockholders, despite the worsening economic climate, the challenging financial year during 2008 and a lower stock price;

•	Effectively responded to the filing of a major patent infringement lawsuit by Inverness Medical and Church & Dwight with minimal impact on the Company’s OraQuick® business;

•

Strengthened and expanded key relationships under the direction of the Company’s new Vice President, Government Affairs, including with the Veterans’ Administration, Centers for Disease Control and Prevention, Substance Abuse and Mental Health Services Administration, United States Department of Health and Human Services, FDA, National Alliance of State and Territorial AIDS Directors, the community of Caribbean governments eligible for PEPFAR funding and other agencies and stakeholders; and

•	Successfully implemented a headcount reduction at the end of 2008 to reduce future costs while refocusing resources on critical operations and functions.

Based on the foregoing, the Committee concluded that the lower than expected financial performance for 2008 was largely offset by the strong actions taken by Mr. Michels and his team and the other positive accomplishments achieved during the year. As a result, the Committee determined that a “Meets Expectations” performance rating was warranted for Mr. Michels and awarded Mr. Michels a $88,450 bonus for 2008, which represented 18.6% of his annual base salary compared to his target bonus of 60%. Mr. Michels’ 2008 incentive cash bonus was also approved by the Board. The Committee determined that Mr. Michels’ performance rating and its decision to award a bonus well below his target for 2008 reasonably balanced the Company’s financial performance against the key actions taken and accomplishments achieved under Mr. Michels’ direction.

The Committee rated Mr. Spair’s performance for 2008 as “Meets Expectations” and awarded him a bonus of $58,975, which represented 15.5% of his base salary compared to his target bonus of 50%. In reaching this determination, the Committee balanced the Company’s lower than expected financial performance during 2008 against Mr. Spair’s successful maintenance of the Company’s institutional investor base during a difficult year, his leadership of the transition to a direct hospital sales model for OraQuick ADVANCE®, his successful management of the Company’s cash investments with no impairment charges during an extremely challenging economic environment, his leadership in implementing the Company’s $25.0 million stock repurchase program, his assumption of supervisory responsibility for business development activities and his contribution in evaluating potential strategic transactions, his supervision of Sarbanes-Oxley compliance and preparation of SEC filings and public disclosures, his leadership (along with Mr. Jerrett) in successfully resolving several potential claims by third parties without any formal legal proceedings, and his ongoing management of the financial planning, reporting and accounting functions.

The Committee rated Dr. Lee’s performance for 2008 as “Meets Expectations” and awarded him a $41,725 bonus, which represented 12.4% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered his efforts to obtain FDA approval of the OraQuick® product and process enhancements and 12-month shelf life, his support of our OraQuick® HIV OTC clinical studies and discussions with the FDA, his work on the PMA submission for a new OraQuick® HCV test, his leadership in the development of fully-automated homogeneous high throughput oral fluid drugs-of-abuse assays, and his leadership in the development of an enhanced or second generation rapid HIV test.

The Committee rated Mr. Formica’s performance for 2008 as “Meets Expectations” and awarded him a bonus of $39,050, which represented 12.4% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered Mr. Formica’s efforts to reduce the cost of producing our products, to automate manufacturing of our OraQuick ADVANCE® HIV-1/2 test and oral specimen collection devices, to improve our manufacturing processes, to obtain FDA approval of the OraQuick® product and process improvements and a 12-month shelf life, and to complete various other operational initiatives, as well as his assistance in implementing a direct hospital sales model for OraQuick ADVANCE® and support of the PMA submission for a new OraQuick® HCV test. The Committee also recognized his assumption of expanded responsibilities for the Company’s worldwide cryosurgical business and his aggressive actions to address the diversion issue in the U.S. physician market and improve the performance of our distributors.

In light of the Company’s financial performance during 2008, the Committee determined that Mr. Zack’s performance would not have warranted a bonus for 2008 had he stayed with the Company. Accordingly, under the terms of his employment agreement, Mr. Zack was not entitled to any bonus and none was paid to him.

Finally, the Committee rated Mr. Jerrett’s performance for 2008 as “Meets Expectations” and awarded him a bonus of $28,200, which represented 10.8% of his base salary compared to his target of 35%. In reaching this determination, the Committee considered his leadership (along with Mr. Spair) in successfully resolving several potential claims by third parties without any formal legal proceedings, his successful handling of multiple commercial issues across all of the Company’s business lines, his successful implementation of a new contract management system to accommodate the large volume of contracts generated from the implementation of a direct hospital sales model for OraQuick ADVANCE®, his leadership in responding to the patent infringement litigation filed by Inverness Medical and Church & Dwight, his leadership in negotiating and executing a settlement of the patent infringement lawsuit against Schering-Plough, his help in negotiating and executing the international collaboration agreement with Schering-Plough for the OraQuick® HCV test, his efforts to prepare all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management.

2008 Equity Awards.    The amounts of potential equity awards to be granted in 2008 (expressed in number of shares) under the Stock Award Guidelines adopted by the Committee and Board for performance during 2007, are summarized below:

Performance Evaluation
	Meets Expectations		Exceeds Expectations		Outstanding
Position	Restricted Stock	Stock Option	Restricted Stock	Stock Option	Restricted Stock	Stock Option
President/CEO	52,500 Shs	45,000 Shs	65,625 Shs	56,250 Shs	78,750 Shs	67,500 Shs
CFO/COO	42,500 Shs	36,500 Shs	53,000 Shs	45,500 Shs	63,500 Shs	54,500 Shs
EVP	21,000 Shs	18,000 Shs	26,250 Shs	22,500 Shs	31,500 Shs	27,000 Shs
SVP	14,000 Shs	12,000 Shs	17,500 Shs	15,000 Shs	21,000 Shs	18,000 Shs

In February 2008, utilizing the Stock Award Guideline described above, the Committee approved stock option and restricted stock awards for the executive officers, based on the performance evaluations of such officers for 2007 (discussed above under “2008 Annual Base Salaries”), as set forth below:

Executive Officer	Performance Evaluation	Restricted Shares	Stock Options
Douglas A. Michels	Exceeds Expectations	65,625 Shs	56,250 Shs
Ronald H. Spair	Exceeds Expectations	53,000 Shs	45,500 Shs
Stephen R. Lee, Ph.D.	Exceeds Expectations	26,250 Shs	22,500 Shs
P. Michael Formica	Meets Expectations	21,000 Shs	18,000 Shs
Joseph E. Zack	Meets Expectations	26,250 Shs	22,500 Shs
Jack E. Jerrett	Meets Expectations	14,000 Shs	12,000 Shs

Although Mr. Zack’s performance had been rated as “Meets Expectations” for 2007, the Committee exercised its discretion to increase his equity grants to the levels provided for an “Exceeds Expectations” performance rating. The Committee decided to take this action in order to recognize Mr. Zack’s significant efforts to build the Company’s international business during 2007, including his extensive travel and meetings with international distributors.

Finally, as previously noted, in August 2008 Mr. Formica was appointed as the Company’s General Manager, Cryosurgery. As a result of this substantial increase in his responsibilities, the Committee awarded Mr. Formica an option to purchase 20,000 shares of Common Stock that vests over five years and 30,000 restricted shares that vest over four years.

Other Elements of Compensation.    The Committee reviewed each other element of compensation set forth in the Summary Compensation Table set forth below, and found them to be consistent with the Company’s compensation philosophy as described above.

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the years ended December 31, 2008, 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)		Total ($)
Douglas A. Michels President and Chief Executive Officer	2008	$474,884	—	$768,347	$424,464	$88,450	—	$4,000		$1,760,145
	2007	$448,508	—	$731,911	$614,608	$280,000	—	$4,000		$2,079,027
	2006	$433,146	—	$584,325	$593,963	$108,400	—	$4,000		$1,723,834

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2008	$380,119	—	$515,891	$112,682	$58,975	—	$4,000		$1,071,667
	2007	$363,731	—	$428,237	$208,806	$227,000	—	$4,000		$1,231,774
	2006	$320,220	—	$283,477	$277,078	$87,500	—	$4,000		$972,275

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2008	$335,969	—	$399,994	$194,806	$41,725	—	$4,000		$976,494
	2007	$313,241	—	$361,892	$176,476	$156,000	—	$4,000		$1,011,609
	2006	$267,849	—	$209,762	$162,363	$75,000	—	$4,000		$718,974

P. Michael Formica Executive Vice President, Operations and General Manager, Cryosurgery	2008	$290,120	—	$210,294	$65,300	$39,050	—	$4,000		$608,764
	2007	$267,950	—	$185,730	$177,651	$107,000	—	$4,000		$742,331
	2006	$260,096	—	$207,940	$251,326	$52,100	—	$4,000		$775,462

Joseph E. Zack Executive Vice President, Marketing and Sales	2008	$185,857	—	$215,253	$98,035	—	—	$69,250	[5]	$568,395
	2007	$252,358	—	$185,730	$147,656	$100,500	—	$4,000		$690,244
	2006	$244,805	—	$163,833	$214,425	$49,000	—	$4,000		$676,063

Jack E. Jerrett Senior Vice President and General Counsel	2008	$259,804	—	$142,171	$46,928	$28,200	—	$4,000		$481,103
	2007	$251,315	—	$134,974	$62,722	$75,000	—	$4,000		$528,011
	2006	$241,364	—	$95,617	$115,275	$36,300	—	$4,000		$492,556

(1)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the applicable year, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment (“SFAS 123R”), of restricted stock awards made to the NEOs under the Company’s Stock Award Plan, and may include amounts from restricted stock granted in and prior to such year. The market value of these shares at the date of grant is recognized on a straight-line basis over the vesting period. Additional information regarding restricted stock awards is included in footnote 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2009 (the “2008 10-K Report”).

(2)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the applicable year, in accordance with SFAS 123R, of stock option awards made to the NEOs under the Stock Award Plan, and may include costs for stock options granted in and prior to such year. Assumptions used in the calculation of those amounts are included in footnote 9 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s 2008 10-K Report.

(3)	The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to the 2008 Incentive Plan, based on performance during 2008. For a description of these incentive cash bonus payments, see the Section entitled, “2008 Incentive Cash Bonuses,” in the CD&A.

(4)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which is offered to all employees of the Company.

(5)	Includes $65,250 in compensation paid to Mr. Zack pursuant to a consulting agreement covering the 12-month period following termination of his employment with the Company in August 2008.

Grants of Plan-Based Awards

The following table summarizes information concerning possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2008, as well as possible payouts under the 2008 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number Of Shares Of Stock Or Units (#)	All other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[4] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels President and Chief Executive Officer	2/1/08	—	—	—	—	—	—	65,625	—	—	$528,609
	2/1/08	—	—	—	—	—	—	—	56,250	$8.06	$176,951
	N/A	$142,650	$285,300	$427,950	52,500 RS	65,625 RS	78,750 RS	—	—	—	N/A
	N/A	—	—	—	45,000 SO	56,250 SO	67,500 SO	—	—	—	N/A

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2/1/08	—	—	—	—	—	—	53,000	—	—	$426,915
	2/1/08	—	—	—	—	—	—	—	45,500	$8.06	$143,134
	N/A	$95,125	$190,250	$285,375	42,500 RS	53,000 RS	63,500 RS	—	—	—	N/A
	N/A	—	—	—	36,500 SO	45,500 SO	54,500 SO	—	—	—	N/A

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2/1/08	—	—	—	—	—	—	26,250	—	—	$211,444
	2/1/08	—	—	—	—	—	—	—	22,500	$8.06	$70,781
	N/A	$67,300	$134,600	$201,900	21,000 RS	26,250 RS	31,500 RS	—	—	—	N/A
	N/A	—	—	—	18,000 SO	22,500 SO	27,000 SO	—	—	—	N/A

P. Michael Formica Executive Vice President, Operations and General Manager, Cryosurgery	2/1/08	—	—	—	—	—	—	21,000	—	—	$169,155
	2/1/08	—	—	—	—	—	—	—	18,000	$8.06	$56,624
	8/19/08	—	—	—	—	—	—	30,000	—	—	$146,850
	8/19/08	—	—	—	—	—	—	—	20,000	$4.90	$42,760
	N/A	$63,000	$126,000	$189,000	21,000 RS	26,250 RS	31,500 RS	—	—	—	N/A
	N/A	—	—	—	18,000 SO	22,500 SO	27,000 SO	—	—	—	N/A

Joseph E. Zack Executive Vice President, Marketing and Sales	2/1/08	—	—	—	—	—	—	26,250	—	—	$211,444
	2/1/08	—	—	—	—	—	—	—	22,500	$8.06	$70,781
	N/A	$52,200	$104,400	$156,600	21,000 RS	26,250 RS	31,500 RS	—	—	—	N/A
	N/A	—	—	—	18,000 SO	22,500 SO	27,000 SO	—	—	—	N/A

Jack E. Jerrett Senior Vice President and General Counsel	2/1/08	—	—	—	—	—	—	14,000	—	—	$112,770
	2/1/08	—	—	—	—	—	—	—	12,000	$8.06	$37,750
	N/A	$45,500	$91,000	$136,500	14,000 RS	17,500 RS	21,000 RS	—	—	—	N/A
	N/A	—	—	—	12,000 SO	15,000 SO	18,000 SO	—	—	—	N/A

(1)	Annual equity incentive awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), are determined for each year pursuant to the Stock Award Guidelines, based on an evaluation of each officer’s performance during the year against previously established performance objectives. Annual equity awards made during 2008 were approved by the Compensation Committee on February 1, 2008 for performance during 2007. For a description of these equity awards and their terms, see the Sections entitled, “Compensation Components – Equity Awards” and “2008 Equity Awards,” in the CD&A.

(2)	The indicated amounts represent possible incentive cash bonus payments to the NEOs under the 2008 Incentive Plan for performance during 2008. On January 23, 2009, bonus payments under the 2008 Incentive Plan were approved by the Compensation Committee for the NEOs based on an assessment of the Company’s performance against certain financial and strategic objectives for 2008 and of each officer’s performance against pre-established individual performance objectives. A further description of the payments approved under the 2008 Incentive Plan is set forth in the Section entitled, “2008 Incentive Cash Bonuses,” in the CD&A. Actual amounts paid for 2008 are also disclosed in the Summary Compensation Table.

(3)	The indicated amounts represent the possible number of shares which could have been granted to the NEOs in 2008 in the form of restricted stock and stock options pursuant to the Stock Award Guidelines, based on each officer’s performance during 2007. Specific awards of restricted stock and stock options were approved by the Compensation Committee for the NEOs pursuant to the applicable Stock Award Guidelines on February 1, 2008 based on an assessment of each officer’s performance against pre-established performance objectives for 2007. A further description of these equity awards and their terms is set forth in the Sections entitled, “Compensation Components – Equity Awards” and “2008 Equity Awards,” in the CD&A. Compensation expense associated with RS and SO awards for 2008 and prior years is disclosed in the Summary Compensation Table.

(4)	The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant.

(5)	The indicated amounts represent the grant date fair value calculated in accordance with SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs at December 31, 2008:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	400,000	—		—	$7.77	6/22/2014	—		—	—	—
	66,094	1,406	3(a)	—	$5.60	1/26/2015	—		—	—	—
	49,218	18,282	3(b)	—	$9.56	1/23/2016	—		—	—	—
	20,625	24,375	3(c)	—	$8.28	2/1/2017	—		—	—	—
	—	56,250	3(d)	—	$8.06	2/1/2018	—		—	—	—
	—	—		—	—	—	142,560	3(e)	$524,621	—	—
	—	—		—	—	—	26,250	3(f)	$96,600	—	—
	—	—		—	—	—	35,000	3(g)	$128,800	—	—
	—	—		—	—	—	65,625	3(h)	$241,500	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	150,000	—		—	$10.70	11/1/2011	—		—	—	—
	65,000	—		—	$5.87	1/31/2012	—		—	—	—
	90,000	—		—	$6.96	1/31/2013	—		—	—	—
	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	26,438	562	4(a)	—	$5.60	1/26/2015	—		—	—	—
	19,687	7,313	4(b)	—	$9.56	1/23/2016	—		—	—	—
	20,625	24,375	4(c)	—	$8.28	2/1/2017	—		—	—	—
	—	45,500	4(d)	—	$8.06	2/1/2018	—		—	—	—
	—	—		—	—	—	10,500	4(e)	$38,640	—	—
	—	—		—	—	—	16,666	4(f)	$61,331	—	—
	—	—		—	—	—	35,000	4(g)	$128,800	—	—
	—	—		—	—	—	53,000	4(h)	$195,040

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	101,563	23,437	5(a)	—	$8.97	9/23/2015	—		—	—	—
	13,125	4,875	5(b)	—	$9.56	1/23/2016	—		—	—	—
	10,312	12,188	5(c)	—	$8.28	2/1/2017	—		—	—	—
	—	22,500	5(d)	—	$8.06	2/1/2018	—		—	—	—
	—	—		—	—	—	7,000	5(e)	$25,760	—	—
	—	—		—	—	—	13,333	5(f)	$49,065	—	—
	—	—		—	—	—	17,500	5(g)	$64,400	—	—
	—	—		—	—	—	26,250	5(h)	$96,600	—	—

P. Michael Formica Executive Vice President, Operations and General Manager, Cryosurgery	52,960	—		—	$10.71	10/16/2010	—		—	—	—
	33,750	—		—	$7.09	12/13/2010	—		—	—	—
	45,000	—		—	$5.87	1/31/2012	—		—	—	—
	75,000	—		—	$6.96	1/31/2013	—		—	—	—
	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	22,031	469	6(a)	—	$5.60	1/26/2015	—		—	—	—
	16,406	6,094	6(b)	—	$9.56	1/23/2016	—		—	—	—
	8,250	9,750	6(c)	—	$8.28	2/01/2017	—		—	—	—
	—	18,000	6(d)	—	$8.06	2/01/2018	—		—	—	—
	—	20,000	6(e)	—	$4.90	8/19/2018	—		—	—	—
	—	—		—	—	—	8,750	6(f)	$32,200	—	—
	—	—		—	—	—	14,000	6(g)	$51,520	—	—
	—	—		—	—	—	21,000	6(h)	$77,280	—	—
	—	—		—	—	—	30,000	6(i)	$110,400	—	—

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph E. Zack Executive Vice President, Marketing and Sales	125,000	—		—	$4.06	9/9/2012	—		—	—	—
	30,000	—		—	$6.96	1/31/2013	—		—	—	—
	75,000	—		—	$8.20	8/29/2013	—		—	—	—
	21,328	—		—	$5.60	8/29/2013	—		—	—	—
	18,516	—		—	$9.56	8/29/2013	—		—	—	—
	12,375	—		—	$8.28	8/29/2013	—		—	—	—
	11,250	—		—	$8.06	8/29/2013	—		—	—	—

Jack E. Jerrett Senior Vice President and General Counsel	25,000	—		—	$8.03	11/27/2010	—		—	—	—
	30,000	—		—	$7.09	12/13/2010	—		—	—	—
	30,000	—		—	$5.87	1/31/2012	—		—	—	—
	40,000	—		—	$6.96	1/31/2013	—		—	—	—
	40,000	—		—	$8.20	1/14/2014	—		—	—	—
	14,688	312	7(a)	—	$5.60	1/26/2015	—		—	—	—
	13,125	4,875	7(b)	—	$9.56	1/23/2016	—		—	—	—
	5,500	6,500	7(c)	—	$8.28	2/01/2017	—		—	—	—
	—	12,000	7(d)	—	$8.06	2/01/2018	—		—	—	—
	—	—		—	—	—	7,000	7(e)	$25,760	—	—
	—	—		—	—	—	9,333	7(f)	$34,345	—	—
	—	—		—	—	—	14,000	7(g)	$51,520	—	—

(1)	The indicated information does not include restricted stock or stock options awarded to the NEOs in January 2009 pursuant to the Stock Award Guidelines, in respect of performance during 2008.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated stock options and restricted stock vest as follows:
(a)	1,406 options on January 26, 2009;
(b)	1,406 options on the 23rd of each month, from January 23, 2009 through January 23, 2010;
(c)	937 options on the 1st of each month, from January 1, 2009 through February 1, 2011;
(d)	14,063 options on February 1, 2009 and 1,172 options on the 1st of each month, from March 1, 2009 through February 1, 2012;
(e)	6,480 restricted shares quarterly on March 31, June 30, September 30 and December 31 of each year; from March 31, 2009 through June 30, 2014;
(f)	26,250 restricted shares on January 23, 2009;
(g)	17,500 restricted shares on February 1, 2009 and 2010; and
(h)	21,875 restricted shares on February 1, 2009, 2010 and 2011.

(4)	The indicated stock options and restricted stock vest as follows:
(a)	562 options on January 26, 2009;
(b)	562 options on the 23rd of each month, from January 23, 2009 through January 23, 2010;
(c)	937 options on the 1st of each month, from January 1, 2009 through February 1, 2011;
(d)	11,375 options on February 1, 2009 and 948 options on the 1st of each month from March 1, 2009 through February 1, 2012;
(e)	10,500 restricted shares on January 23, 2009;

(f)	16,666 restricted shares on September 29, 2009;
(g)	17,500 restricted shares on February 1, 2009 and 2010; and
(h)	17,667 restricted shares on February 1, 2009, 2010 and 2011.

(5)	The indicated stock options and restricted stock vest as follows:
(a)	2,604 options on the 23rd of each month, from January 23, 2009 through September 23, 2009;
(b)	375 options on the 23rd of each month, from January 23, 2009 through January 23, 2010;
(c)	469 options on the 1st of each month, from January 1, 2009 through February 1, 2011;
(d)	5,625 options on February 1, 2009 and 469 options on the 1st of each month, from March 1, 2009 through February 1, 2012;
(e)	7,000 restricted shares on January 23, 2009;
(f)	13,333 restricted shares on September 29, 2009;
(g)	8,750 restricted shares on February 1, 2009 and 2010; and
(h)	8,750 restricted shares on February 1, 2009, 2010 and 2011.

(6)	The indicated stock options and restricted stock vest as follows:
(a)	469 options on January 26, 2009;
(b)	469 options on the 23rd of each month, from January 23, 2009 through January 23, 2010;
(c)	375 options on the 1st of each month, from January 1, 2009 through February 1, 2011;
(d)	4,500 options on February 1, 2009 and 375 options on the 1st of each month, from March 1, 2009 through February 1, 2012;
(e)	4,000 options on August 19, 2009, and 333 options on the 19th of each month, from September 19, 2009 through August 19, 2013;
(f)	8,750 restricted shares on January 23, 2009;
(g)	7,000 restricted shares on February 1, 2009 and 2010;
(h)	7,000 restricted shares on February 1, 2009, 2010 and 2011; and
(i)	7,500 restricted shares on August 19, 2009, 2010, 2011 and 2012.

(7)	The indicated stock options and restricted stock vest as follows:
(a)	312 options on January 26, 2009;
(b)	375 options on the 23rd of each month, from January 23, 2009 through January 23, 2010;
(c)	250 options on the 1st of each month, from January 1, 2009 through February 1, 2011;
(d)	3,000 options on February 1, 2009 and 250 options on the 1st of each month, from March 1, 2009 through February 1, 2012;
(e)	7,000 restricted shares on January 23, 2009;
(f)	4,667 restricted shares on February 1, 2009 and 2010; and
(g)	4,667 restricted shares on February 1, 2009, 2010, and 2011.

(8)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $3.68 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2008.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2008:

	Option Awards[1]		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	95,920	$706,809

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	55,167	$394,379

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	—	—	42,416	$261,300

P. Michael Formica Executive Vice President, Operations and General Manager, Cryosurgery	—	—	24,500	$202,773

Joseph E. Zack[3] Executive Vice President, Marketing and Sales	—	—	49,000	$324,660

Jack E. Jerrett Senior Vice President and General Counsel	—	—	17,500	$144,941

(1)	No stock options were exercised by any of the NEOs during 2008.

(2)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

(3)	The amounts indicated for Mr. Zack include 24,500 shares, having a value of $121,888, for which the vesting was accelerated as a result of the termination of Mr. Zack’s employment with the Company in August 2008.

Pension Benefits

We provide no pension benefits to the NEOs other than the right to participate in our 401(k) Plan. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Compensation Components – Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

None of the NEOs has received any nonqualified deferred compensation during the fiscal year ended December 31, 2008.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company, for “good reason” (as defined below), or following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change in control period” is the period which begins on the occurrence of a change in control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary.

If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1 million of excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to Mr. Michels upon a change in control.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, by the Company without cause or by Mr. Michels after a change of control, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change in control for Messrs. Spair, Formica, Jerrett and Dr. Lee. Messrs. Formica and Jerrett and Dr. Lee are entitled to receive severance payments equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2008:

Name[1]	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[2]	Termination for Good Reason or Without Cause Not Within Change in Control Period[2]	Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period[2,3]
Douglas A. Michels President and Chief Executive Officer	Salary Continuation	—	—	$475,500	$1,426,500
	Bonus	—	$88,450	$285,300	$285,300
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock Vesting	—	$991,521	$495,760	$991,521
	Health Care Benefits		—	$12,624	$12,624

	Total	—	$1,079,971	$1,269,184	$2,715,945

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Salary Continuation	—	—	$380,500	$1,141,500
	Bonus	—	$58,975	$190,250	$190,250
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock Vesting	—	$423,811	$211,905	$423,811
	Health Care Benefits		—	$10,212	$10,212

	Total	—	$482,786	$792,867	$1,765,773

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	Salary Continuation	—	—	$336,500	$673,000
	Bonus	—	$41,725	$134,600	$134,600
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock Vesting	—	$235,825	$117,913	$235,825
	Health Care Benefits	—	—	$9,996	$9,996

	Total	—	$277,550	$599,009	$1,053,421

P. Michael Formica Executive Vice President, Operations and General Manager Cryosurgery	Salary Continuation	—	—	$315,000	$630,000
	Bonus	—	$39,050	$126,000	$126,000
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock Vesting	—	$271,400	$135,700	$271,400
	Health Care Benefits	—	—	$12,420	$12,420

	Total	—	$310,450	$589,120	$1,039,820

Jack E. Jerrett Senior Vice President and General Counsel	Salary Continuation	—	—	$260,000	$520,000
	Bonus	—	$28,200	$91,000	$91,000
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock Vesting	—	$111,625	$55,813	$111,625
	Health Care Benefits	—	—	$10,332	$10,332

	Total	—	$139,825	$417,145	$732,957

(1)	Mr. Zack is not included in this table because his employment with the Company terminated in August 2008.

(2)	The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $3.68 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2008, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $3.68 per share closing price multiplied by the number of shares which would vest on an accelerated basis.

(3)	The Company will also pay the excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the Named Executive Officers in the event of a change in control in an amount up to $1 million for Mr. Michels and $500,000 for the other NEOs.

Compensation of Directors

All non-employee Directors receive an annual fee of $25,000. In addition, the Chairman of the Board receives an additional annual fee of $20,000, the Chairmen of the Audit Committee and Compensation Committee receive an additional annual fee of $10,000 each, and the Chairman of the Nominating and Corporate Governance Committee receives an additional annual fee of $5,000. Thus, the Chairman of the Board, and the Chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive aggregate annual fees of $45,000, $35,000, $35,000 and $30,000, respectively. Annual fees are payable quarterly in advance.

Each non-employee Director receives a $2,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. Fees will be payable for meetings held in person or by conference telephone. A meeting fee will only be paid with respect to a meeting for which minutes are prepared. Non-employee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Non-employee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). Each non-employee Director receives an annual grant of 15,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 25,000 stock options.

The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on NASDAQ on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported under the SEC’s proxy disclosure rules. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

On January 23, 2009, the Board approved the grant of restricted shares instead of stock options for each non-employee Director in order to better align the Board’s practices with recent trends in Director compensation. The number of restricted shares awarded equaled the number of options that would have otherwise have been awarded under the Company’s existing Director compensation program. The Board intends to reevaluate its compensation practices for non-employee Directors during 2009, with the assistance of an independent compensation consultant, in order to determine whether any changes are appropriate to reflect market conditions.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2008:

Name[1]	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards[2],[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	—	$111,458	—	—	—	$173,458
Jack Goldstein, Ph.D.	$53,000	—	$84,085	—	—	—	$137,085
Ronny B. Lancaster	$58,000	—	$47,788	—	—	—	$105,788
Charles W. Patrick	$48,000	—	$50,337	—	—	—	$98,337
Roger L. Pringle	$58,000	—	$47,787	—	—	—	$105,787
Douglas G. Watson	$73,000	—	$79,646	—	—	—	$152,646

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R, of stock option awards made to non-employee Directors under the Stock Award Plan, and this may include costs for stock options granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 10-K Report. This column does not include the value of restricted stock awarded to non-employee Directors in January 2009.

(3)	Non-employee Directors held options to purchase the following aggregate number of shares of the Company’s Common Stock at December 31, 2008: Mr. Celano: 70,000 shares; Dr. Goldstein: 70,000 shares; Mr. Lancaster: 130,000 shares; Mr. Patrick: 70,000 shares; Mr. Pringle: 275,552 shares; and Mr. Watson: 240,000 shares. None of the non-employee Directors held any restricted shares as of December 31, 2008. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement. The grant date fair values of the stock options awarded to the non-employee Directors in 2008, calculated pursuant to SFAS 123R, are as follows: $47,187 for Messrs. Celano, Lancaster, Patrick, Pringle and Dr. Goldstein and $78,645 for Mr. Watson.

Compensation Committee Interlocks and Insider Participation

Roger L. Pringle, Jack Goldstein, Ph.D., Charles W. Patrick and Douglas G. Watson served as members of the Compensation Committee of the Board during 2008. None of Mr. Pringle, Dr. Goldstein, Mr. Patrick or Mr. Watson has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2008 10-K Report and Proxy Statement for the 2009 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Jack Goldstein, Ph.D.

Charles W. Patrick

Douglas G. Watson

March 23, 2009

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC Technologies, Inc. equity compensation plan. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,735,019		$7.86		3,732,346	[1]
Equity compensation plans not approved by security holders	1,395,688	[2]	$6.82	[2]	—

Total	5,130,707				3,732,346

(1)	Represents shares remaining available for future issuance as of December 31, 2008 under the Award Plan.

(2)	Includes 180,479 shares issuable as of December 31, 2008 under options at a weighted-average exercise price of $3.93 per share under the 1991 Plan, the Agritope Plan, and the Employee Incentive Plan.

ITEM 2.	Ratification Of Appointment Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2009. Ratification of this appointment requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for 2009. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Your Board recommends that the stockholders vote “FOR” ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG for the audits of our annual financial statements for the years ended December 31, 2008 and 2007, for the audits of our internal controls over financial reporting as of December 31, 2008 and 2007 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2008 and 2007. The following table also includes fees billed for other services rendered by KPMG:

	2008	2007
Audit fees[1]	$489,500	$487,500
Audit-related fees	—	—

Audit and audit related fees	489,500	487,500
Tax fees[2]	132,385	88,550
All other fees[3]	—	—

Total fees	$621,885	$576,050

(1)	Includes fees related to the audit of our financial statements for each indicated year, audits of our internal control over financial reporting for each indicated year, and interim reviews of our financial statements in the Company’s Quarterly Reports on Form 10-Q for each indicated year, notwithstanding when the fees were billed or when the services were rendered. Also, included in 2008 are professional services in connection with the review of a registration statement on Form S-8 and the issuance of a related consent.

(2)	During 2008 and 2007, we engaged KPMG to provide tax compliance, tax advice and tax planning services.

(3)	The Company did not pay any other fees to KPMG in connection with their services in 2008 and 2007.

During 2008 and 2007, we did not engage KPMG to provide any professional services related to financial information systems design and implementation.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $10,000 in between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2008 and 2007 were pre-approved in accordance with these practices.

ITEM 3.	Stockholder Proposal to Modify the Company’s Management Incentive Plan

We have been advised that James J. Martin, with an address at 475 Milano Drive, Easton, PA 18040, the beneficial owner of 400 shares of our Common Stock, intends to submit the proposal which is quoted verbatim in italics below at the Annual Meeting. Approval of this proposal requires the affirmative vote of a majority of shares present in person or represented by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this proposal (by voting no or abstaining) will have the effect of voting against this proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote in this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes, if any, will have no effect on the vote on this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted against the stockholder proposal to modify our Management Incentive Plan.

Stockholder Proposal

“That the Orasure Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards, be modified to reflect that the cash pool to fund the incentive cash bonuses shall be approved by the Board only when the company’s annual revenues exceed the total of the Company’s annual cost of products sold plus operating expenses and, that the dollar amount that the annual revenue exceed the total of the annual cost of products sold plus operating expenses shall be the maximum amount of the cash pool used to fund the incentive cash bonuses for that year”.

Supporting Statement

The Orasure Management Incentive Plan (the “Incentive Plan”) currently allows for a cash pool to fund cash bonuses regardless of whether the Company is making an operating profit. For Orasure to pay cash bonuses out of revenues that historically have not exceeded operating expenses further reduces revenue and makes achieving a positive and improving earnings per share performance even more unlikely.

Other companies pay cash bonuses but in all cases that I am aware of they are funded out of corporate income or profit. For example, the Microsoft Company’s Executive Officers Incentive Plan (EOIP), which is designed to “align management interest with shareholder’s long tern (sic) interests” grants 2009 awards-including cash bonuses from an “incentive pool with maximum funding of 0.35% of Microsoft’s fiscal year 2009 Corporate Operating income.”

Comment

As a stockholder I have a material interest in seeing the above proposal adopted because I believe that modification of the “Incentive Plan” as proposed would result in the Company having a better opportunity to realize a level of earnings per share that could improve the chances of the Company’s share value appreciating.

The Company’s Response

The Board of Directors has carefully considered the proposal submitted by Mr. Martin and recommends that stockholders vote against this proposal. The Board believes it is not in the best interests of the Company or its stockholders to modify the Company’s Management Incentive Plan (“MIP”) so as to fund and pay incentive cash bonuses only when and to the extent that the Company achieves an operating profit.

The amount of funding for our MIP is determined by whether the Company achieves both short-term financial and long-term strategic objectives established by the Board from year-to-year. The objectives are each weighted to determine their respective contributions to the pool amount. Mr. Martin’s proposal ignores the fact that our MIP has historically based at least 60% of potential bonus pool funding on current financial performance. For example, in our MIP for 2007 (“2007 MIP”), the Board established financial objectives for

Company revenues and cash flow from operations that together accounted for 66 2/3 % of potential pool funding. Similarly, in the MIP for 2008 (“2008 MIP”), the financial objectives for Company revenues and operating income accounted for 60% of potential pool funding. Under either MIP, if the Company failed to meet the specified financial objectives, the funding for management’s incentive cash bonuses would be substantially reduced.

The balance of the potential bonus pool funding under our MIPs depends upon the achievement of strategic objectives. For our 2008 MIP, these objectives included (i) milestones related to obtaining regulatory approval for and commercializing an OraQuick® rapid HCV test, (ii) progress in the clinical development and obtaining FDA approval of an OraQuick® HIV OTC test, (iii) obtaining FDA approval to extend the shelf life of the OraQuick ADVANCE® HIV test to twelve months or more, (iv) progress in developing an improved or second generation rapid HIV test, and (v) bringing a fully analyzed strategic transaction to the Board for consideration. Similar strategic objectives were adopted for our 2007 MIP and our MIP for 2009 performance and were weighted approximately the same as our 2008 MIP.

The Board has adopted this blended approach because we believe it is important to provide management with incentives to achieve not only short-term financial goals based on year-over-year performance, but also long-term strategic objectives that will contribute to the Company’s future profitability and growth. To that end, the Board believes it is critically important to motivate management by tying at least a portion of potential cash incentive payments to strategic objectives that the Board specifically identifies as being most important to the Company’s future. This is especially true for a small cap growth company like ours, which must devote substantial resources to the continued development and refinement of our existing and new product lines.

During the past several years, and in particular during 2008, the Company was faced with the difficult choice of whether or not to make substantial investments in research and clinical development programs, even though those investments would negatively affect near-term financial performance. If cash bonuses were dependent solely on short-term financial goals, our MIP might motivate management to sacrifice the investment needed for our future solely to meet a one-year financial target. That, in turn, could substantially reduce the level or delay the achievement of our future profitability and impair our ability to sustain that profitability on a long-term basis. Failure to adequately invest in long-term projects could also reduce the value of our Common Stock, to the detriment of our stockholders. The Board therefore believes it is appropriate to adopt a more balanced approach than that reflected in Mr. Martin’s proposal – one that rewards management for the achievement of both near-term financial and longer-term strategic objectives, and has the best chance of ultimately contributing to increased stockholder value.

Mr. Martin’s proposal is also unduly restrictive. It is important that the Board retain sufficient flexibility to structure our executive compensation programs in a way that both meets the Company’s needs and is sufficient to attract and retain high-quality managers. Compensation programs need to reflect changing economic and competitive conditions. For example, if the current negative economic conditions persist or worsen, the Company’s financial performance could suffer, and it may be even more critical to reward executives based on strategic or other non-financial performance until economic conditions improve. Limiting the Company’s ability to structure our MIP, in the manner proposed by Mr. Martin, would likely make it more difficult to keep our executive compensation plans current and attractive enough to recruit and retain high-quality executives.

The Board’s blended approach also clearly holds management accountable for its performance. If the Company fails to achieve either the short-term financial objectives or the long-term strategic objectives, the incentive bonus funding and payments for management will be substantially reduced. That is exactly what happened for 2008. As discussed under “Executive Compensation” in this Proxy Statement, the Company failed to achieve both the revenue and operating income Targets established under the 2008 MIP and only met some of the strategic objectives. Consequently, no funding for the financial objectives was included in the bonus pool and only partial funding for strategic objectives was provided. As a result, the Company’s CEO and other NEOs received only 31% of their target bonuses, a substantial reduction from what could have been achieved if the

Target financial and strategic objectives had been fully met. The Board believes this outcome equitably compensated members of management while at the same time holding them accountable for their actual performance during 2008.

Contrary to Mr. Martin’s Supporting Statement, the Company’s approach is consistent with bonus plans adopted at other similarly-situated companies. In particular, life sciences companies need to invest heavily in research and/or clinical development and, consequently, generate operating losses, some times for several years. To attract, motivate and retain high-quality management, those companies must design bonus plans that are forward looking and reward those individuals for the achievement of longer-term strategic objectives. As described above, the Board believes we are in a similar position and should take a similar approach.

Moreover, Mr. Martin’s reliance on the Microsoft Executive Officers Incentive Plan (“EOIP”) is misplaced. We are a very different company in a very different industry than Microsoft. Microsoft has a consistent record of profitable operations and is clearly beyond the development stage, and so it seems more appropriate for a company like Microsoft to fund its EOIP based on a percentage of operating income. According to its 2008 Proxy Statement, Microsoft used funding from its EOIP to award both cash bonuses and stock awards and it thereby incentivized its management for short-term and long-term performance in a different manner than we do. The Board believes the Microsoft model is simply inapplicable to a company like ours, which has not achieved sustained profitability primarily because of our continuing need to make significant investments in research and product development activities.

The Board believes that our stockholders have been and will continue to be well served by the compensation practices implemented by the Board of Directors. Our MIPs strike an appropriate balance between short-term financial and long-term strategic objectives and provide appropriate incentives while maintaining accountability for our senior management.

Board Recommendation

For the foregoing reasons, the Board believes that the proposal is not in the best interests of the Company or its stockholders and recommends that stockholders vote AGAINST this proposal.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2008 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 23, 2009, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2010 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 2, 2009.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

PROXY

2009 Annual Meeting of Stockholders

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018 on Tuesday, May 12, 2009, at 10:00 a.m. (local time), and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009 and (iii) AGAINST the stockholder proposal to modify the Company’s Management Incentive Plan. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

OraSure Technologies, Inc.

2009 Annual Meeting of Stockholders

Tuesday, May 12, 2009

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

46269

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1.	ELECTIONOF DIRECTORS Class III (Term Expiring 2012)	☐	☐	☐	2. Ratification of Appointment of KPMG LLP	☐	☐	☐
	Nominees: 01 Michael Celano 02 Douglas A. Michels 03 Charles W. Patrick				3. Stockholder Proposal to Modify Management Incentive Plan	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

Mark Here for Address	☐
Change or Comments SEE REVERSE

Signature                                                                   Signature                                                                   Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time May 11, 2009.

INTERNET http:/ /www.proxyvoting.com/osur Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
The Proxy Statement, 2008 Annual Report to Stockholders and other Proxy Materials are available at:
http://bnymellon.mobular.net/bnymellon/osur

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